Exhibit 99.1
FOR IMMEDIATE RELEASE

February 21, 2017

Contact:

Corporate Communications
Federal Home Loan Bank of Dallas
www.fhlb.com
(214) 441-8445

Federal Home Loan Bank of Dallas
Reports Fourth Quarter and Full Year 2016 Operating Results

DALLAS, TEXAS, February 21, 2017 - The Federal Home Loan Bank of Dallas (Bank) today reported net income of $28.8 million for the quarter ended December 31, 2016. In comparison, for the quarters ended September 30, 2016 and December 31, 2015, the Bank reported net income of $21.1 million and $14.7 million, respectively. For the year ended December 31, 2016, the Bank reported net income of $79.4 million, as compared to $67.2 million for the year ended December 31, 2015. Net interest income for the quarters ended December 31, 2016 and September 30, 2016 and the year ended December 31, 2016 was$46.8 million, $44.7 million and $165.0 million, respectively. In comparison, for the quarter and year ended December 31, 2015, net interest income was $32.8 million and $121.6 million, respectively.

The $7.7 million increase in net income from the third quarter of 2016 to the fourth quarter of 2016 was attributable primarily to an improvement in the aggregate net gains and losses associated with the Bank's derivatives and hedging activities and its trading securities portfolio ($5.4 million), an increase in net interest income ($2.1 million) and a decrease in the Bank's non-interest expenses ($1.7 million), offset by a decrease in realized gains on the sales of long-term investment securities ($0.8 million) and an increase in the Bank's Affordable Housing Program assessment ($0.8 million). The vast majority of the gains and losses associated with the Bank's derivatives and hedging activities and its trading securities portfolio are expected to be transitory.

Total assets at December 31, 2016 were $58.2 billion, compared with $58.4 billion at September 30, 2016 and $42.1 billion at December 31, 2015. For the year ended December 31, 2016, the $16.1 billion increase in total assets was attributable primarily to increases in the Bank's advances ($7.8 billion), short-term liquidity portfolio ($5.6 billion) and long-term investments ($2.7 billion).

Advances totaled $32.5 billion at December 31, 2016, compared with $31.8 billion at September 30, 2016 and $24.7 billion at December 31, 2015.

The Bank's long-term held-to-maturity securities portfolio, which is comprised substantially of U.S. agency residential mortgage-backed securities (MBS), totaled $2.5 billion at December 31, 2016 as compared to $2.7 billion at September 30, 2016 and $3.2 billion at December 31, 2015. The Bank's long-term available-for-sale securities portfolio, which is comprised substantially of U.S. agency and other highly rated debentures and U.S. agency commercial MBS, totaled $13.2 billion at December 31, 2016 as compared to $13.4 billion at September 30, 2016 and $9.7 billion at December 31, 2015. The Bank also held a $0.1 billion long-term U.S. Treasury Note in its trading securities portfolio at both December 31, 2016 and September 30, 2016, as compared to $0.2 billion of long-term U.S. Treasury Notes at December 31, 2015.

The Bank's short-term liquidity portfolio, which is comprised substantially of non-interest bearing excess cash balances, overnight federal funds sold (including loans to other Federal Home Loan Banks) and reverse repurchase agreements, totaled $9.6 billion at December 31, 2016, compared to $10.1 billion at September 30, 2016 and $4.0 billion at December 31, 2015.

During the quarter ended December 31, 2016, the Bank sold approximately $28 million (par value) of U.S. agency residential MBS classified as held-to-maturity (for which a substantial portion of the principal had previously been collected). The aggregate gains recognized on the sales of these securities totaled $0.1 million. In comparison, the aggregate gains recognized on the sales of held-to-maturity and available-for-sale securities totaled $0.9 million in the third quarter of 2016. During the years ended December 31, 2016 and 2015, the Bank sold approximately $158 million and $816 million (par value), respectively, of U.S. agency residential MBS classified as held-to-maturity (for which a substantial portion of the principal had previously been collected). In 2016 and 2015, the Bank also sold approximately $2.6 billion and $871 million (par value), respectively, of U.S. agency debentures classified as available-for-sale. The aggregate gains recognized on the sales of these securities totaled $6.0 million and $18.4 million in 2016 and 2015, respectively.

The Bank's retained earnings increased to $824.0 million at December 31, 2016 from $800.6 million at September 30, 2016 and $762.2 million at December 31, 2015. On December 28, 2016, dividends of $5.5 million were paid to the Bank's shareholders. During the year ended December 31, 2016, the Bank's dividends totaled $17.6 million.

Additional selected financial data as of and for the quarter and year ended December 31, 2016 (and, for comparative purposes, as of September 30, 2016 and December 31, 2015 and for the quarter ended September 30, 2016 and the year ended December 31, 2015) is set forth below. Further discussion and analysis regarding the Bank's results will be included in its Form 10-K for the year ended December 31, 2016 to be filed with the Securities and Exchange Commission.

About the Federal Home Loan Bank of Dallas

The Federal Home Loan Bank of Dallas is one of 11 district banks in the FHLBank System, which was created by Congress in 1932. The Bank is a member-owned cooperative that supports housing and community development by providing competitively priced loans (known as advances) and other credit products to approximately 850 members and associated institutions in Arkansas, Louisiana, Mississippi, New Mexico and Texas. For more information, visit the Bank's website at fhlb.com.

Federal Home Loan Bank of Dallas
Selected Financial Data
As of and For the Quarter and Year Ended December 31, 2016
(Unaudited, in thousands)

	December 31, 2016	September 30, 2016	December 31, 2015
Selected Statement of Condition Data:

Assets
Investments (1)	$25,419,421	$26,200,193	$16,323,518
Advances	32,506,175	31,821,835	24,746,802
Mortgage loans held for portfolio, net	123,961	69,988	55,117
Cash and other assets	162,520	265,603	956,590	(3)
Total assets	$58,212,077	$58,357,619	$42,082,027

Liabilities
Consolidated obligations
Discount notes	$26,941,782	$31,099,645	$20,541,329
Bonds	26,997,487	23,122,425	18,024,692	(3)
Total consolidated obligations	53,939,269	54,222,070	38,566,021
Mandatorily redeemable capital stock	3,417	2,341	8,929
Other liabilities	1,452,049	1,475,543	1,307,765
Total liabilities	55,394,735	55,699,954	39,882,715
Capital
Capital stock — putable	1,930,148	1,880,042	1,540,132
Retained earnings	823,984	800,623	762,203
Total accumulated other comprehensive income (loss)	63,210	(23,000)	(103,023)
Total capital	2,817,342	2,657,665	2,199,312
Total liabilities and capital	$58,212,077	$58,357,619	$42,082,027

Total regulatory capital (2)	$2,757,549	$2,683,006	$2,311,264

	For the Quarter Ended	For the Quarter Ended	For the Year Ended	For the Year Ended
	December 31, 2016	September 30, 2016	December 31, 2016	December 31, 2015
Selected Statement of Income Data:

Net interest income	$46,815	$44,668	$165,030	$121,589
Other income	7,122	2,405	7,824	29,774
Other expense	21,882	23,600	84,574	76,702
AHP assessment	3,206	2,348	8,831	7,468
Net income	$28,849	$21,125	$79,449	$67,193

(1)
Investments consist of interest-bearing deposits, securities purchased under agreements to resell, federal funds sold, loans to other Federal Home Loan Banks, trading securities, available-for-sale securities and held-to-maturity securities.

(2)	As of December 31, 2016, September 30, 2016 and December 31, 2015, total regulatory capital represented 4.74 percent, 4.60 percent and 5.49 percent, respectively, of total assets as of those dates.

(3)
Reflects the reclassification of $1.267 million of unamortized debt issuance costs from other assets to consolidated obligation bonds, as required by Accounting Standards Update 2015-03 "Simplifying the Presentation of Debt Issuance Costs."

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